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                                                             Exhibit (b)(2)

                                      CHASE

The Chase Manhattan Bank
Paseo de la Castellana, S1
28046 MADRID
Telf: 91 349 28 00
Fax:  91 349 73 23

    Mr. Fernando Ferreras
    Chief Financial Officer
    CEMENTOS PORTLAND, S.A.
    Jose Abascal 59
    28003 Madrid

                                           Madrid, November 8th, 1999

Dear Sirs,

After the conversations held with you, we hereby confirm our irrevocable undertaking to furnish you with a credit facility to enable you to purchase the U.S. company Giant Cement Holding, Inc., on the following terms and conditions:

 1. Lender: Cementos Portland, S.A.
 2. Amount of the Loan: US Dollars 100 million or its exchange value in pesetas.
 3. Currency: Multi-currency (dollars or pesetas) at the choice of Cementos Portland, S.A., at the appropriate time.
 4. Term: The loan will have a term of 180 days reckoned as from the date of this letter. Loan may be repaid throughout the granting of a long term facility.
 5. Interest: Euribor or Libor (according to the foreign exchange) plus a spread of between 0,25% and 0,75%.
 6. Guarantees: No collateral guaranties are given.
 7. The other terms and conditions of the agreement are those customarily proposed by Chase for financing of this kind.

If you accept the conditions set out herein, we should appreciate it if you would return one of its copies to us in proof of your consent.

Yours truly,


/s/ [ILLEGIBLE]
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The Chase Manhattan Bank

Accepted and agreed:


/s/ Rafael Martinez Ynzenga
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Cementos Portland, S.A.